EXHIBIT 99.2

American Mold Guard, Inc. Receives Nasdaq Letter on Director Resignation

San Juan Capistrano, CA, July 14, 2006 – American Mold Guard, Inc. (Nasdaq: AMGI)(the “Company”), a provider of mold prevention services to the residential real estate construction industry, announced today that in connection with the previously announced resignation of Thomas C. Donnelly as a director, the Company has received a Nasdaq Staff Deficiency letter dated July 12, 2006 from the Nasdaq Stock Market indicating that the Company is not in compliance with the continued listing requirements for the Nasdaq Stock Market as set forth in Marketplace Rule 4350. Marketplace Rule 4350(c)(1) requires that a majority of the Company’s Board of Directors be comprised of independent directors. Marketplace Rule 4350(d)(2)(A) requires that the Company’s Audit Committee be comprised of at least three members, each of whom are independent.

Consistent with Marketplace Rule 4350(d)(4), and as confirmed by the Nasdaq Staff Deficiency letter, the Company has until the earlier of its annual shareholders meeting or July 5, 2007 to appoint another independent director to its Board of Directors and to name a third director as a member of the Audit Committee so that the Company regains compliance with the requirements of Marketplace Rule 4350.

The Company further announced today that the Corporate Governance and Nominating Committee of the Company’s Board of Directors will seek to identify a qualified replacement to fill the vacancies on the Board of Directors and the Audit Committee created by Mr. Donnelly’s resignation. “While we regret Mr. Donnelly’s resignation, we are confident that our Board of Directors will fill the resulting vacancies within the timeframe required by the Nasdaq Marketplace Rules and that this will not in any way disturb the Company’s Nasdaq Stock Market listing,” said Thomas Blakeley, the Company’s Chairman and Chief Executive Officer.

The Company will file a Current Report on Form 8-K later today that includes a copy of the Nasdaq Stock Market’s letter as an exhibit.

About American Mold Guard, Inc.

Founded in 2002, American Mold Guard, Inc. is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Florida and Louisiana. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. In particular, American Mold Guard makes no representations that the closing for the securities underlying the over-allotment option will occur. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contact:

Media:

Kitchen Public Relations LLC

Anne Steinberg, 212-687-8999

anne@kitchenpr.com

OR

Greg Jones, 212-687-8999

gjones@kitchenpr.com

OR

Investor Relations:

Investor Awareness, Inc.

Tony Schor/Lindsay Kenoe, 847-945-2222

www.investorawareness.com

OR

American Mold Guard, Inc.

Paul Bowman, 949-240-5144

pbowman@americanmoldguard.com